EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the Fourth Quarter and Year

METAIRIE, La., Feb. 2, 2012 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended December 31, 2011 was $585,000, or $0.20 per diluted share, a decrease of $168,000 from the fourth quarter of 2010. Net interest income was $2.5 million during the fourth quarter of 2011, which was consistent with the fourth quarter of 2010.  For the year ended December 31, 2011, the Company reported net income of $2.1 million, or $0.71 per diluted share, compared to net income of $2.6 million, or $0.69 per diluted share for the year ended December 31, 2010. Net interest income was $9.8 million for the year ended December 31, 2011, compared to $10.3 million for the year ended December 31, 2010.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and the Bank, stated: "During 2011, the Company recorded net income of $2.1 million which combined with our capital management strategies increased our tangible book value per share by $1.10, to $17.66 per share at December 31, 2011. As our budgets and expectations for the new year are being finalized and our action plans implemented, I would like to assure our shareholders that the Company remains committed to its conservative operating philosophy and focused on building long-term value for its shareholders."

Total assets were $313.1 million at December 31, 2011 compared to $320.9 million at December 31, 2010. Cash and cash equivalents were $27.6 million and $6.6 million at December 31, 2011 and December 31, 2010, respectively. The increase in cash at year-end 2011 was primarily due to a difference in timing between the cash flows provided from maturing investment and the reinvestment of such proceeds in January 2012. Total securities available-for-sale were $22.6 million at December 31, 2011, a decrease of $39.9 million compared to December 31, 2010. This decrease was primarily due to maturing investment securities during the year and our determination to redeploy a portion of the proceeds into the origination of loans held for investment. During 2011, total securities held-to-maturity decreased by $4.0 million, to $59.6 million. The decrease in our held-to-maturity securities portfolio was primarily due to accelerated repayments of principal on relatively high coupon mortgage-backed securities. Net loans receivable were $195.6 million at December 31, 2011, an increase of $16.5 million, or 9.2%, compared to December 31, 2010. During the year ended December 31, 2011, our first mortgage loans secured by single family residential loans increased by $7.1 million, our funded home equity loans and lines increased by $2.7 million, our loans secured by multifamily residential collateral increased by $2.8 million, and our first mortgage loans secured by non-residential commercial real estate increased by $3.9 million.

Total deposits were $194.3 million at December 31, 2011 and $188.4 million at December 31, 2010. Non-interest bearing deposits increased during the year by $1.6 million, to $9.8 million, and interest-bearing deposits increased by $4.3 million, to $184.6 million. Total Federal Home Loan Bank advances and other borrowings were $57.1 million at December 31, 2011, a decrease of $11.1 million from December 31, 2010.

Total shareholders' equity was $57.5 million at December 31, 2011, a decrease of $2.8 million from December 31, 2010. During 2011, the Company acquired an aggregate of 383,788 shares of its common stock at a total cost of $6.0 million pursuant to its repurchase plans. The cost of our stock repurchases during 2011 was partially offset by net income of $2.1 million, and the release of 44,184 shares held by the Recognition and Retention Plan Trust, with a cost basis of $557,000, which became vested and were released to plan participants during the year. The Bank's tier 1 leverage ratio was 15.00% at December 31, 2011 compared to 16.02% at December 31, 2010. This decrease in the Bank's tier 1 capital ratio was primarily due to a $6.8 million dividend paid by the Bank to the Company during the second quarter of 2011. This upstream of capital was undertaken in order to provide the Company with additional liquidity for its capital management strategies, including, but not limited to, stock repurchase plans. Tier 1 risk-based capital and total risk-based capital at the Bank level were 29.32% and 30.38%, respectively, at December 31, 2011.

Net interest income was $2.5 million during the fourth quarter of 2011, which was relatively unchanged from the fourth quarter of 2010.  During the 2011 period, interest income was $3.6 million, a decrease of $323,000 compared to the 2010 period. This decrease in interest income was due to a decrease in average interest-earning assets of $8.2 million between the respective quarterly periods, and a 29 basis point decrease in the average yield on our interest-earning assets. The average yield on our interest-earning assets was 4.72% and 5.01%, respectively, for the periods ended December 31, 2011 and 2010. Interest income on loans receivable was $2.8 million during the fourth quarter of 2011, and $2.7 million during the fourth quarter of 2010. The average balance of our loans receivable increased by $16.0 million and the average yield on loans receivable decreased by 42 basis points during the fourth quarter of 2011 compared to the fourth quarter of 2010. The average balance of our mortgage-backed securities decreased by $16.2 million during the fourth quarter of 2011 compared to the fourth quarter of 2010, contributing to a decrease in interest income on mortgage-backed securities of $300,000. Interest income on investment securities during the fourth quarter of 2011 was $119,000 at an average yield of 1.69%, compared to $180,000 at an average yield of 1.74% during the fourth quarter of 2010.

For the year ended December 31, 2011, total interest income was $14.9 million, a decrease of $1.2 million compared to the year ended December 31, 2010. This decrease in interest income was due to a $6.8 million decrease in the average balance of our interest-earnings assets, and a 29 basis point decrease in the average yield on interest-earning assets. Interest income on our loans receivable was $11.0 million and $10.4 million, respectively, for the years ended December 31, 2011 and 2010. The average balance of our loans receivable increased by $17.2 million during 2011 compared to 2010. The benefit derived by this increase in the average balance of our loans was partially offset by a 24 basis point decrease in the average yield earned on our loans receivable. The increase in average balance and the decrease in average yield were attributed to above average residential mortgage refinancing activity resulting from an extended period of comparatively low interest rates. Interest income on our mortgage backed securities decreased $1.7 million, to $3.2 million, during the year ended December 31, 2011 compared to the year ended December 31, 2010, due primarily to a $29.3 million decrease in the average balance of our mortgage-backed securities. The Company earned $694,000 on an average investment securities portfolio of $43.7 million during 2011 compared to $817,000 on an average investment securities portfolio $40.0 million during 2010. During 2011, the average yield on our investment securities declined from 2.04% to 1.59%.

Total interest expense was $1.2 million, with our interest-bearing liabilities having an average cost of 1.93% during the fourth quarter of 2011, compared to $1.4 million and an average cost of 2.31% for the fourth quarter of 2010. The average rate paid on interest-bearing deposits was 1.31% during the quarter ended December 31, 2011, a decrease of 38 basis points from the quarter ended December 31, 2010. Interest expense on borrowings was $562,000 at an average cost of 3.84% during the fourth quarter of 2011, and $672,000 at an average cost of 3.93% during the fourth quarter of 2010.  The net interest rate spread between our interest-earning assets and our interest-bearing liabilities was 2.79% for the fourth quarter of 2011, compared to 2.71% for the fourth quarter of 2010. Our net interest margin, which expresses net interest income as a percentage of average interest-earning assets, was 3.20% for the three month period ended December 31, 2011, an increase of two basis points from the three month period ended December 31, 2010.

Total interest expense for the year ended December 31, 2011 was $5.1 million, a decrease of $726,000 compared to the year ended December 31, 2010. Average interest-bearing liabilities were $245.9 million during 2011, compared to $247.1 million during 2010. The average cost of our interest-bearing liabilities was 2.09% for 2011, compared to 2.37% for 2010. The net interest rate spread between our interest-earning assets and interest-bearing liabilities was 2.69% for year ended December 31, 2011, compared to 2.70% for the year ended December 31, 2010.

The Company recorded net recoveries of its provision for loan losses of $6,000 during the fourth quarter of 2011, compared to provisions for loan losses of $28,000 during the fourth quarter of 2010. Our allowance for loan losses was $1.8 million at December 31, 2011, or 168.1% of our non-performing loans at such date.

For the years ended December 31, 2011 and 2010 our provisions for loan losses were $53,000 and $269,000, respectively. Total non-performing loans were $1.1 million at December 31, 2011, an increase of $166,000 compared to December 31, 2010. Total non-performing assets were $1.6 million at December 31, 2011, compared to $2.6 million at December 31, 2010. Stated as a percentage of total loans receivable, our allowance for loan losses was 0.91% and 0.98% at December 31, 2011 and 2010, respectively.

Non-interest income for the fourth quarter of 2011 was $331,000, a decrease of $37,000 from the fourth quarter of 2010. Customer service fees, which are primarily comprised of fees earned on transaction accounts, loan servicing fees, and broker fees earned on certain loan sales, were $149,000 and $147,000, respectively, during the fourth quarter of 2011 and the fourth quarter of 2010. Gains on the sale of mortgage loans were $160,000 during the fourth quarter of 2011, compared to $140,000 during the fourth quarter of 2010. Other non-interest income was $22,000 and $81,000, respectively, for the three month periods ended December 31, 2011 and 2010. This decrease in non-interest income was primarily due to a gain of $5,000 on an equity investment in a small business investment company during the 2011 period, compared to a $64,000 gain on the same investment during the 2010 period.

For the years ended December 31, 2011 and 2010, total non-interest income was $1.1 million and $990,000, respectively. During 2011, the Company recorded a $102,000 increase in its customer service fees, and a $182,000 increase in the gain on the sale of loans. Gains on the sale of available-for-sale securities were $72,000 during 2011, and $204,000 during 2010. Other non-interest income was $88,000 during 2011 and $143,000 during 2010.

Non-interest expense was $1.9 million for both the three month periods ended December 31, 2011 and December 31, 2010. Salaries and employee benefits expense was $1.2 million during the fourth quarter of 2011, an increase of $57,000 compared to the fourth quarter of 2010. Occupancy expenses were $264,000 and $273,000 for the respective quarters ended December 31, 2011 and 2010. Our Louisiana bank shares tax was $73,000 and our FDIC deposits premium was $38,000 during the fourth quarter of 2011 compared to $57,000 and $49,000, respectively, during the fourth quarter of 2010. The net cost associated with our OREO operations was $3,000 during the fourth quarter of 2011, a decrease of $89,000 compared to the fourth quarter of 2010. Other non-interest expenses for the quarters ended December 31, 2011 and 2010 were $333,000 and $269,000, respectively.

Total non-interest expense for the years ended December 31, 2011 and 2010 was $7.5 million and $7.3 million, respectively. Salaries and employee benefits expense was $4.6 million and occupancy expenses were $1.1 million for both annual periods.  The net cost of OREO operations during 2011 was $313,000, an increase of $38,000 compared to 2010. Other non-interest expenses were $1.1 million for the year ended December 31, 2011, an increase of $149,000 compared to the year ended December 31, 2010. This increase in other year-to-date non-interest expense was due to increased costs associated with advertising, legal fees and expenses, and pre-foreclosure expenses.

Income tax expense was $308,000 based on pre-tax income of $893,000 during the fourth quarter of 2011 compared to income tax expense of $222,000 on pre-tax income of $975,000 during the fourth quarter of 2010. During the fourth quarter of 2010 the Company recorded an adjustment to its deferred tax assets which resulted in a reduction in federal income tax expense for the reporting period.

For the years ended December 31, 2011, and 2010, the Company recorded income tax expense of $1.2 million. The Company's effective tax rates for 2011 and 2010 were 35.3% and 31.3%, respectively.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2010, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)

	December 31	December 31,
	2011	2010
	(unaudited)
Selected Financial and Other Data:
Total assets	$ 313,128	$ 320,875
Cash and cash equivalents	27,589	6,610
Securities available-for-sale
Investment securities	12,211	47,106
Mortgage-backed securities	10,356	15,383
Securities held-to-maturity
Investment securities	--	1,354
Mortgage-backed securities	59,581	62,185
Loans receivable, net	195,632	179,110
Deposits	194,326	188,362
FHLB advances and other borrowings	57,113	68,248
Shareholders' equity	57,520	60,278

Book Value per Share	$17.66	$16.56

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$ 3,610	$ 3,933	$ 14,902	$ 16,140
Total interest expense	1,160	1,432	5,138	5,864
Net interest income	2,450	2,501	9,764	10,276
Provision (Recovery) for loan losses	(6)	28	53	269
Net interest income after provision (recovery) for loan losses	2,456	2,473	9,711	10,007
Total non-interest income	331	368	1,087	990
Total non-interest expense	1,894	1,866	7,525	7,272
Income before income taxes	893	975	3,273	3,725
Income taxes	308	222	1,156	1,167
Net income	$ 585	$ 753	$ 2,117	$ 2,558

Earnings per share:
Basic	$ 0.21	$ 0.24	$ 0.73	$ 0.71
Diluted	$ 0.20	$ 0.23	$ 0.71	$ 0.69
Weighted average shares outstanding
Basic	2,721,339	3,134,508	2,902,747	3,640,521
Diluted	2,854,830	3,230,664	3,028,034	3,746,577

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.72%	5.01%	4.78%	5.07%
Average rate on interest-bearing liabilities	1.93%	2.31%	2.09%	2.37%
Average interest rate spread(2)	2.79%	2.71%	2.69%	2.70%
Net interest margin(2)	3.20%	3.18%	3.14%	3.23%
Average interest-earning assets to average
interest-bearing liabilities	127.21%	126.49%	126.66%	128.83%
Net interest income after provision
for loan losses to non-interest expense	129.67%	132.53%	129.05%	137.61%
Total non-interest expense to average assets	2.42%	2.31%	2.36%	2.23%
Efficiency ratio(3)	68.10%	65.04%	69.35%	64.55%
Return on average assets	0.75%	0.93%	0.66%	0.78%
Return on average equity	4.11%	4.93%	3.59%	3.78%
Average equity to average assets	18.19%	18.93%	18.48%	20.72%

	At Dec. 31,	At Sept. 30,	At June 30,	At March 31,
Asset Quality Ratios(4):	2011	2011	2011	2011
Non-performing loans as a percent of
total loans receivable (5) (6)	0.54%	0.37%	0.37%	0.40%
Non-performing assets as a percent of
total assets(5)	0.51%	0.40%	0.57%	0.64%
Allowance for loan losses as a percent of
non-performing loans	168.06%	246.39%	249.57%	244.08%
Allowance for loan losses as a percent of
total loans receivable (6)	0.91%	0.92%	0.92%	0.96%
Net charge-offs during the period to
average loans receivable (6)(7)	0.00%	0.04%	0.00%	0.00%

Capital Ratios(4):
Tier 1 leverage ratio	15.00%	14.64%	14.31%	16.01%
Tier 1 risk-based capital ratio	29.32%	28.65%	29.18%	33.30%
Total risk-based capital ratio	30.38%	29.70%	30.21%	34.33%

(1) All operating ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due. Non-performing loans are reported gross of allowance for loan losses.

(6) Loans receivable are presented before the allowance for loan losses but include deferred costs/fees.

(7) Net charge-offs are presented on a quarterly basis.
CONTACT: Lawrence J. LeBon, III,
         Chairman, President & Chief Executive Officer
         or
         John LeBlanc,
         SVP & Chief Financial Officer
         Telephone: (504) 834-1190